EXHIBIT 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2012:

Subsidiaries	Country of Incorporation
Cactus Argentina S.A.	Argentina
Futuros y Opciones.Com S.A.	Argentina
IRSA Inversiones y Representaciones Sociedad Anónima	Argentina
BrasilAgro Companhia Brasileira de Propiedades Agrícolas	Brasil
Exportaciones Agroindustriales Argentinas S.A.	Argentina
Northagro S.A.	Argentina
Pluriagro S.A.	Argentina
Agrotech S.A.	Argentina
FyO Trading S.A.	Argentina
Helmir S.A.	Uruguay
Agropecuaria Acres del Sur S.A.	Bolivia
Ombú Agropecuaria S.A.	Bolivia
Yatay Agropecuaria S.A.	Bolivia
Yuchán Agropecuaria S.A.	Bolivia